Exhibit 99.1

Royal Gold Reports Steady Portfolio and Financial Performance for the Second Quarter of 2023

DENVER, COLORADO. AUGUST 2, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $63.4 million, or $0.97 per share, for the quarter ended June 30, 2023, (“second quarter”) on revenue of $144.0 million and operating cash flow of $107.9 million. Adjusted net income[1] was $57.2 million, or $0.88 per share.

“Our second quarter was relatively quiet and the portfolio provided another quarter of solid cash flow,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “We repaid $100 million of our outstanding revolving credit facility balance and grew our liquidity to over $700 million by the end of the quarter. We also extended the term of our $1 billion revolving credit facility a further two years to mid-2028, which ensures continued access to a key non-dilutive and flexible financing tool. We greatly appreciate the continued support of our bank group.”

“We remain active on the business development front and we entered into a binding commitment letter to provide royalty financing to help create ACG Electric Metals, an emerging supplier of battery metals to the EV supply chain,” continued Mr. Heissenbuttel. “We are working alongside the other parties in the transaction towards closing, which we now anticipate could occur within the coming weeks. Upon successful closing we will have precious metal royalty interests on two producing base-metal mines in Brazil with long-term potential, operated by a well-established team. Our role in this transaction demonstrates how our financing product can be applied to unique M&A opportunities while maintaining our strategy of providing precious metals exposure to our shareholders.”

Recent Portfolio Developments

Principal Property Updates

Second Quarter 2023 Highlights:

●
Solid financial results with revenue of $144.0 million, operating cash flow of $107.9 million and earnings of $63.4 million
●
Revenue split: 77% gold, 15% silver, 6% copper
●
Production volume of 72,900 GEOs[2]
●
Maintained high adjusted EBITDA margin[1] of 80%
●
Debt reduced to $400 million after $100 million repayment
●
Total available liquidity increased to $702 million
●
Revolving credit facility maturity extended to June 28, 2028
●
Paid quarterly dividend of $0.375 per share, a 7% increase over the prior year period
●
Entered into binding commitment to acquire royalty interests on the producing Serrote and Santa Rita mines for $250 million

Record Plant Throughput at Mount Milligan and Transition to Higher Grade Ore Expected in Second Half of 2023

On July 31, 2023, Centerra Gold Inc. (“Centerra”) reported that second quarter gold and copper production at Mount Milligan in British Columbia was impacted by lower grades and recoveries due to mine sequencing, although process plant throughput for the period averaged 61,482 tonnes per day and record tonnes were processed in the months of May and June. Centerra also reported that Mount Milligan remains on track to access higher-grade copper and gold ore from phase 7 and phase 9 in the second half of the year.

Centerra continues to expect that full year 2023 production at Mount Milligan will be back-end weighted, with gold production at the low end of the guidance range of 160,000 to 170,000 ounces, and copper production tracking towards the mid-point of the guidance range of 60 to 70 million pounds. Centerra also expects to make four concentrate shipments in the third quarter and another four shipments in the fourth quarter, although the timing of shipments may be affected by logistical delays resulting from labor disruptions in the Port of Vancouver.

Process Plant Expansion Commissioning Underway with Further Deferral of Silver Deliveries During Ramp-Up at Pueblo Viejo

On May 3 and May 10, 2023, Barrick Gold Corporation (“Barrick”) provided updates on the plant expansion and mine life extension project at Pueblo Viejo in the Dominican Republic. With respect to the plant expansion, Barrick reported that construction was 93% complete as of March 31, 2023, and commissioning and operations handover of new equipment

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

were underway. With respect to the mine life extension, Barrick further disclosed on July 27, 2023, that the engineering design for the El Naranjo tailings storage facility (“TSF”) project continues to advance and that the environmental license for the new TSF was recently received. Barrick has also reported that geotechnical drilling and site investigation are ongoing to support a feasibility study on the TSF, which is due for completion in the second quarter of 2024.

Silver stream deliveries were approximately 150,700 ounces for the second quarter, compared to approximately 307,100 ounces for the three months ended June 30, 2022. Decreased silver deliveries resulted from lower silver recovery during the current period, and an additional 89,300 ounces of silver deliveries were deferred. The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if Barrick’s share of silver production is insufficient to cover its stream delivery obligations. The stream agreement terms include a fixed 70% silver recovery rate. If actual recovery rates fall below the contractual 70% recovery rate, ounces may be deferred with deferred ounces to be delivered in future periods as silver recovery allows. As of June 30, 2023, approximately 607,700 ounces remain deferred. We expect that silver recoveries could remain highly variable until the plant expansion project is complete and is running at full production levels. We do not expect material deliveries of deferred silver ounces while the plant ramps up to full production levels during 2023, and timing for the delivery of the entire deferred amount is uncertain.

Goldrush Record of Decision Expected in Second Half of 2023 at Cortez

On May 3, 2023, Barrick reported that the Record of Decision (“ROD”) on the Goldrush project in Nevada, which is located within the CC Zone at the Cortez Complex, is expected in the second half of 2023. Barrick also reported that mine development and test stoping in the Redhill zone is continuing and a minor permit modification has been approved that will allow underground development to continue until the ROD on the Goldrush Plan of Operations is received. According to Barrick, the extension to the permitting timeline is not expected to have a significant impact on the 2023 outlook and the potential impact, if any, on the outlook from 2024 onwards is currently being reviewed.

Peñasquito Operations Suspended Pending Resolution of Labor Dispute

On June 8, 2023, Newmont Corporation (“Newmont”) reported that operations at Peñasquito in Mexico were suspended on June 7, 2023, following a strike action by the National Union of Mine and Metal Workers of the Mexican Republic. The suspension remains in effect as of the date of this press release and on July 20, 2023, Newmont announced the withdrawal of its full-year 2023 guidance for Peñasquito. Newmont further stated that it cannot estimate when the strike will be resolved, and it will reassess Peñasquito’s full year 2023 guidance once a resolution has been reached.

Other Property Updates

Recent notable updates as reported by the operators of other select portfolio assets include:

Producing Properties

Gwalia (1.5% NSR royalty) and Ulysses (0.9% NSR royalty): On June 30, 2023, Genesis Minerals Limited (“Genesis”), owner of the Ulysses development project in Western Australia, announced completion of the acquisition of the nearby Leonora assets from St. Barbara Limited, which includes the producing Gwalia mine. Genesis plans to operate Gwalia and Ulysses as one mine with central processing at the Leonora mill, which Genesis expects will debottleneck mining and increase gold production from the current 120,000 to 130,000 ounces per year to 180,000 to 200,000 ounces per year after completion of development of the Ulysses project. Genesis expects to complete a strategic review of Gwalia in the second half of 2023 and release a 5-year outlook in the first quarter of 2024.

Rainy River (6.5% gold stream, 60% silver stream): New Gold Inc. (“New Gold”) reported strong second quarter production from Rainy River of 61,419 GEOs, which was attributed to higher gold grades. In addition, New Gold reported that development of the underground Main Zone commenced as planned, underground grades are reconciling well relative to plan, and that Rainy River remains positioned to meet the previously-provided production guidance range for 2023 of 235,000 to 265,000 GEOs.

Ruby Hill (3% NSR royalty): i-80 Gold Corp. (“i-80”) provided an update on several initiatives, which included gold production from the residual leaching program and continued drilling to define and expand mineralization in multiple zones. According to i-80, a Preliminary Economic Assessment (“PEA”) for the Ruby Deeps gold deposit is near completion, metallurgical work and associated permitting is being advanced for underground development and processing planning, and approval has been received to drill test the Hilltop Corridor.

Xavantina (25% gold stream): Ero Copper Corp. (“Ero”) announced a new record for gold production in the quarter ended March 31, 2023, of 12,443 ounces with processed gold grades up approximately 100% year on year due to planned stope sequencing. Ero also reported that first production from the Matinha Vein is expected in the second half of 2023.

Development Properties

Back River (1.95% GSR royalty): B2Gold Corp. (“B2Gold”) provided a construction update and confirmed that the Goose Project in the Back River Gold District remains on schedule for mill completion in Q1 2025. Further according to B2Gold, accelerated underground mining development is expected to increase average gold production in the first five years to over 300,000 ounces per year, and underground mining is now scheduled to mine and backfill the full Umwelt crown pillar earlier in the mine life than previously anticipated, which is expected to contribute over 150,000 ounces of gold production to the life of mine plan. B2Gold anticipates completion of an updated Goose Project life of mine plan in the second half of 2023.

Bellevue (2% NSR royalty): Bellevue Gold Limited (“Bellevue”) announced on July 19, 2023, that construction of the Bellevue Gold Mine is progressing well and first production is expected in the fourth quarter of 2023. According to Bellevue, ore from the Vanguard open pit has been trucked to the nearby Leonora mill owned by Genesis, which will enable Bellevue to generate revenue prior to the start of processing at the Bellevue Gold Mine plant in the fourth quarter.

Côté Gold (1% NSR royalty): IAMGOLD Corporation (“IAMGOLD”) reported that project completion at the Côté Gold Project had reached approximately 80% at the end of March 2023 and production is expected to commence in early 2024.

Potential Portfolio Addition

Binding Commitment to Acquire Gold/Platinum/Palladium and Copper/Nickel Royalties on the Producing Serrote and Santa Rita Mines

On June 12, 2023, we announced that we entered into a binding commitment letter with ACG Acquisition Company (“ACG”) to acquire new royalty interests on the producing Serrote and Santa Rita mines in Brazil for total cash consideration of $250 million, subject to satisfaction of certain conditions, including negotiation and execution of definitive documentation.

ACG has agreed to acquire the Serrote and Santa Rita mines from funds advised by Appian Capital Advisory LLP (“Appian”), and we have agreed to pay the cash consideration for the royalty interests upon the closing of the transaction between ACG and Appian. Based on current metal prices, we expect to fund the $250 million payment at closing from available cash resources and a draw of approximately $200 million on our revolving credit facility.

Gold/Platinum/Palladium Royalties: At closing, we expect to pay cash consideration of $215 million in return for:

●	A gross smelter return royalty of 85% of the payable gold from the Serrote mine until the achievement of a revenue threshold of $250 million from this royalty, and 45% thereafter; and,
●	A gross smelter return royalty of 64 ounces of gold, 135 ounces of platinum and 100 ounces of palladium for each 1 million pounds of payable nickel produced from the Santa Rita mine until the achievement of a revenue threshold of $100 million from this royalty, at which point the royalty on gold will continue and the royalty on platinum and palladium will terminate.

Royalty revenue will be determined using fixed payabilities of 93% for gold at the Serrote mine and 86% for nickel at the Santa Rita mine. The royalties will have an economic effective date of May 1, 2023, and there will be no deductions applicable to the royalty payments.

Copper/Nickel Royalty: At closing, we expect to pay cash consideration of $35 million in return for a gross smelter return royalty on total payable copper and nickel production from the Serrote and Santa Rita mines at a rate of 0.50% during 2023 and 2024, 0.75% during 2025 and 1.10% thereafter until the achievement of a revenue threshold of $90 million from this royalty, and 0.55% thereafter.

Royalty revenue will be determined using fixed payabilities of 97% for copper at the Serrote mine, and 86% for nickel and 72% for copper at the Santa Rita mine. The royalty will have an economic effective date of May 1, 2023, and there will be no deductions applicable to the royalty payments.

ESG Contribution: We will make a financial commitment of 0.25% of the annual royalty payments received to support programs benefiting the communities within the area of influence of each of the Serrote and Santa Rita mines.

Conditions to Closing: Closing is subject to the successful completion of the ACG transaction with Appian, a minimum working capital position for ACG at closing, and other closing conditions that are standard for transactions of this nature, including the negotiation and execution of definitive royalty and security agreements with ACG and an intercreditor agreement with the senior lenders.

Timing: Closing of the proposed acquisition of the royalties could occur within the coming weeks after completion of all conditions to closing.

Second Quarter 2023 Overview

In the second quarter, the Company recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $63.4 million, or $0.97 per basic and diluted share, as compared to net income of $71.1 million, or $1.08 per basic and diluted share, for the quarter ended June 30, 2022 (“prior year period”). The decrease in net income was primarily attributable to higher debt-related interest expense, as discussed below.

For the second quarter, we recognized total revenue of $144.0 million, comprised of stream revenue of $106.0 million and royalty revenue of $38.0 million at an average gold price of $1,976 per ounce, an average silver price of $24.13 per ounce and an average copper price of $3.84 per pound. This is compared to total revenue of $146.4 million for the three months ended June 30, 2022, comprised of stream revenue of $104.9 million and royalty revenue of $41.6 million, at an average gold price of $1,871 per ounce, an average silver price of $22.60 per ounce and an average copper price of $4.31 per pound.

The decrease in total revenue in the second quarter resulted primarily from lower gold sales at Andacollo, lower copper sales at Mount Milligan and lower gold and silver production attributable to our interest at Peñasquito. The decrease was offset by higher gold production attributable to our interest at Cortez as a result of the newly acquired royalties and higher gold and silver prices when compared to the prior year period.

Cost of sales, which excludes depreciation, depletion and amortization (“DD&A”), decreased to $23.4 million for the second quarter, from $23.8 million for the prior year period. The decrease, when compared to the prior year period, was primarily due to a decrease in copper sales at Mount Milligan and lower gold sales at Andacollo, offset by higher silver sales at Khoemacau. Cost of sales is specific to our stream agreements and is the result of our purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs decreased to $9.1 million for the second quarter, from $9.3 million for the prior year period. The decrease was primarily due to lower non-cash stock compensation expense during the current period.

DD&A expense decreased to $38.4 million for the second quarter, from $44.0 million for the prior year period. The decrease was primarily due to lower depletion rates at Mount Milligan and Pueblo Viejo as a result of proven and probable mineral reserve increases when compared to the prior year period. The decrease was partially offset by higher depletion expense at Khoemacau due to the ramp-up of production and additional depletion expense from the newly acquired royalties at Cortez when compared to the prior year period.

Interest and other expense increased to $8.4 million for the second quarter from $1.4 million for the prior year period. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year period. We had $400 million outstanding under our revolving credit facility as of June 30, 2023, compared to zero outstanding as of June 30, 2022. The current all-in borrowing rate under our revolving credit facility was 6.7% as of June 30, 2023.

For the second quarter, we recorded income tax expense of $2.0 million, compared with an income tax benefit of $5.9 million for the prior year period. The income tax expense resulted in an effective tax rate of 3.1% in the current period, compared with (9.0%) for the prior year period. The three months ended June 30, 2023 and 2022 both included discrete tax benefits attributable to the release of a valuation allowance on certain deferred tax assets.

Net cash provided by operating activities totaled $107.9 million for the second quarter, compared to $120.2 million for the prior year period. The decrease was primarily due to higher interest payments on amounts outstanding under our revolving credit facility and lower royalty revenue, compared to the prior year period.

Net cash used in investing activities totaled $2.6 million for the second quarter, compared to $0.1 million for the prior year period. The increase was primarily due to higher acquisitions of royalty and stream interests compared to the prior year period.

Net cash used in financing activities totaled $126.0 million for the second quarter, compared to $23.2 million for the prior year period. The increase was primarily due to a repayment of $100 million on our revolving credit facility during the current period.

At June 30, 2023, we had current assets of $165.3 million compared to current liabilities of $63.1 million, which resulted in working capital of $102.2 million and a current ratio of approximately 3 to 1. This compares to current assets of $185.8 million and current liabilities of $63.6 million at December 31, 2022, resulting in working capital of $122.2 million and a current ratio of approximately 3 to 1. The decrease in working capital was primarily due to a decrease in our available cash, which resulted from increased debt repayments during the second quarter.

During the second quarter, liquidity needs were met from $107.9 million in net cash provided by operating activities and available cash resources.

Other Corporate Updates

Total Available Liquidity Increases to Approximately $702 Million

On June 6, 2023, Royal Gold repaid $100 million of outstanding borrowings on the $1 billion revolving credit facility, resulting in $400 million outstanding and $600 million available as of June 30, 2023. Total liquidity at the end of the second quarter increased to approximately $702 million, which consisted of $102 million of working capital and the $600 million undrawn amount available under the revolving credit facility.

As discussed above, Royal Gold anticipates an additional drawdown of approximately $200 million on its revolving credit facility in the near term in connection with the proposed acquisition of new royalty interests on the producing Serrote and Santa Rita mines in Brazil.

Amendment to Revolving Credit Facility Extends Maturity to Mid-2028

On June 28, 2023, the Company entered into a fifth amendment to the revolving credit facility dated as of June 2, 2017, as amended. The fifth amendment extended the scheduled maturity date a further two years from July 7, 2026 to June 28, 2028, replaced LIBOR with Secured Overnight Financing Rate (Term SOFR) as a benchmark interest rate and made certain other administrative changes to the existing revolving credit facility.

This extension provides continued access to a flexible, low cost and non-dilutive source of financing.

Outlook for 2023

There is no change to previously issued guidance for sales of 320,000 to 345,000 GEOs, DD&A expense of $490 to $540 per GEO, and an effective tax rate of 17% to 22% for 2023. However, if operations at Peñasquito remain suspended through the remainder of 2023, and absent other unforeseen events at our producing properties, total GEO sales may come in around the low end of the 2023 guidance range. Additionally, the contribution from the potential acquisition of the Serrote and Santa Rita royalty acquisitions is not included in the 2023 guidance for sales, DD&A and effective tax rate.

Royal Gold has two near term financing commitments which we expect to pay using available cash and drawings on the revolving credit facility. The first is the potential payment of $250 million for the acquisition of royalty interests on the Serrote and Santa Rita mines upon closing of that transaction, which could occur within the coming weeks. The second is the potential payment of up to $4.4 million to a subsidiary of Ero for the achievement of success-based targets related to regional exploration and mineral resource targets under the Xavantina gold stream, which may occur at any time prior to the end of 2024.

Property Highlights

A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the three and six month periods ended June 30, 2022 and June 30, 2023. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2023 operator production estimates for the Company’s principal stream and royalty properties compared to actual production reported by the operators at these properties can be found on Table 3. Stream segment purchases and sales for the three and six month periods ended June 30, 2022 and June 30, 2023 and inventories for December 31, 2022 and June 30, 2023 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022, are detailed in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on August 3, 2023.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 40 producing mines and 20 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Second Quarter Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(720) 554-6995	Access Code:	477626

Note: Management’s conference call reviewing the second quarter will be held on Thursday, August 3, 2023, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: the proposed acquisition of new royalty interests on the producing Serrote and Santa Rita mines in Brazil, including the benefits of the proposed acquisition, details of the anticipated royalties thereon, our plans to fund the purchase price, and expected closing date; our expected financial performance and outlook, including our 2023 guidance for GEOs, DD&A expense per GEO, and effective tax rate; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, technical reports, mine facilities, mineral resources and reserves, development and resolution of labor strikes; maintaining our strategy of providing precious metals exposure; the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo; and the usefulness and importance of non-GAAP financial measures.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including inaccuracies in operators’ disclosures, variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, or contractual issues involving our stream or royalty agreements; timing of metal deliveries from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; risks that the the conditions to closing for the potential acquisition of royalties on the Serrote and Santa Rita mines will not be satisfied and that any announcement relating to the potential acquisition could have adverse effects on the market price of Royal Gold’s common stock; the duration of the suspension of operations at Penasquito; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions, including as a result of government policies, war, natural disasters, and public health issues; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; pandemics and epidemics, and any related government policies and actions; scrutiny and increased regulation of non-GAAP financial measures; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Revenue by Stream and Royalty Interests for the Three and Six Months ended June 30, 2023 and June 30, 2022
(In thousands)

			Three Months Ended		Six Months Ended
			June 30,		June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2023	2022	2023	2022
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$41,208	$45,627	$87,863	$88,043
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	9,640	8,965	19,965	18,034
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$23,540	$19,812	$45,898	$43,076
Andacollo	Gold	100% of payable gold	7,823	11,721	20,757	27,395
Xavantina	Gold	25% of gold produced	5,040	4,215	10,219	8,207
Africa
Khoemacau	Silver	100% of payable silver	$8,881	$5,202	$18,035	$7,591
Wassa	Gold	10.5% of payable gold	8,928	8,248	16,280	15,451
Prestea and Bogoso	Gold	5.5% of payable gold	955	1,089	1,988	2,333
Total stream revenue			$106,015	$104,879	$221,005	$210,130
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$553	$2,845	2,050	7,823
Red Chris	Gold, copper	1.0% NSR	-	-	3,170	3,432
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	292	1,434	1,032	2,660
LaRonde Zone 5	Gold	2.0% NSR	694	487	1,241	1,138
Williams[2]	Gold	0.97% NSR	(2,104)	453	(1,760)	462
Other-Canada	Various	Various	469	553	762	1,036
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$14,305	$8,138	$37,393	$24,852
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	3,520	-	6,726	-
Robinson	Gold, copper	3.0% NSR	1,439	3,334	4,157	6,426
Marigold	Gold	2.0% NSR	607	1,644	1,778	2,860
Leeville	Gold	1.8% NSR	1,195	1,063	2,153	1,937
Goldstrike	Gold	0.9% NSR	135	862	632	1,780
Wharf	Gold	0.0%-2.0% sliding-scale GSR	1,011	637	1,592	1,280
Other-United States	Various	Various	1,052	1,168	2,414	2,066
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$6,105	$9,664	$13,538	$22,758
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,050	2,276	3,911	5,063
El Limon	Gold	3.0% NSR	1,294	1,831	2,495	3,243
Other-Latin America	Various	Various	118	575	457	600
Africa
Other-Africa	Various	Various	$-	$114	$-	$430
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,097	$1,486	$3,630	$3,019
King of the Hills	Gold	1.5% NSR	1,095	-	1,945	-
Gwalia Deeps	Gold	1.5% NSR	1,051	1,338	1,849	2,521
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	535	791	1,071	1,548
Other-Australia	Various	Various	303	425	685	999
Europe
Las Cruces	Copper	1.5% NSR (copper)	$211	$444	$508	$733
Total royalty revenue			$38,027	$41,562	$93,429	$98,666
Total revenue			$144,042	$146,441	$314,434	$308,796

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	The Williams royalty revenue was negative for the three and six months ended June 30, 2023, due to a one-time, non-cash accounting adjustment during the current period related to past production subject to our royalty interest.

TABLE 2

Operators’ Historical Production for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Jun. 30, 2023		Mar. 31, 2023		Dec. 31, 2022		Sep. 30, 2022		Jun. 30, 2022
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	17,500	oz	15,200	oz	20,200	oz	18,200	oz	15,500	oz
		18.75% of payable copper	Copper	1.7	Mlb	4.5	Mlb	4.5	Mlb	2.7	Mlb	4.0	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	7,400	oz	7,900	oz	8,900	oz	8,600	oz	7,100	oz
		75% of Barrick's interest in payable silver[3]	Silver	362,200	oz	337,900	oz	302,400	oz	307,100	oz	274,500	oz
Andacollo	Teck	100% of payable gold	Gold	4,000	oz	7,000	oz	4,600	oz	6,800	oz	6,300	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	373,000	oz	404,100	oz	307,300	oz	255,900	oz	221,800	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	68,100	oz	117,200	oz	109,200	oz	36,600	oz	52,000	oz
	Nevada Gold Mines LLC	0.45%-2.2% GSR on CC Zone[4]	Gold	111,500	oz	106,600	oz	114,000		NA		NA
Peñasquito	Newmont Corporation	2.0% NSR	Gold	48,100	oz	55,600	oz	164,300	oz	144,300	oz	130,600	oz
			Silver	6.0	Moz	6.1	Moz	7.1	Moz	6.8	Moz	8.1	Moz
			Lead	35.6	Mlb	36.4	Mlb	40.3	Mlb	29.6	Mlb	35.0	Mlb
			Zinc	89.7	Mlb	99.2	Mlb	83.5	Mlb	84.6	Mlb	84.9	Mlb

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2023 Operator's Production			Calendar Year 2023 Operator's Production
	Estimate[1]			Actual[2]
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo[3]	22,000 - 27,000			12,100
Mount Milligan[4]	160,000 - 170,000			74,300
Copper			60 - 70 M			27.1 M
Pueblo Viejo[5]	470,000 - 520,000	N/A		166,000	N/A
Khoemacau[6]		1.5 - 1.7 M			0.8 M
Royalty:
Cortez[7]	940,000 - 1,060,000			407,000
Peñasquito[8]	N/A	N/A		123,000	13.8 M
Lead			N/A			86 M
Zinc			N/A			180 M

1	Production estimates received from the operators are for calendar 2023. There can be no assurance that production estimates received from the operators will be achieved. Our stream interests can be affected by several factors that make it difficult to calculate our revenue for a period from the operator’s actual or estimated production for that same period. These factors include the timing of the operator’s concentrate shipments, the delivery of metal to us and the subsequent sale of the delivered metal. These factors do not typically affect our stream interests on operations that produce doré or our royalty interests. Refer to Note 5 of the notes to consolidated financial statements and our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2023 through June 30, 2023, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production and are not reduced to show the production attributable to our interests.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate. Deliveries to Royal Gold are determined using a fixed gold payability factor of 89%.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures for Khoemacau are payable silver in concentrate. Deliveries to Royal Gold are determined using a fixed silver payability factor of 90%.
7	The estimated and actual production figures for Cortez include the entirety of the Cortez Complex. Barrick reports total production from the Cortez Complex and does not report production separately for the Legacy Zone and CC Zone. Production estimates for the Legacy Zone are provided to Royal Gold by Barrick and production estimates for 100% of the Cortez Complex are publicly disclosed by Barrick.
8	The gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The lead and zinc production figures shown are payable lead and zinc in concentrate. Actual production figures are for the period January 1, 2023 through June 30, 2023. Estimated production figures are not available as 2023 production guidance was withdrawn by Newmont on July 20, 2023.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2023		June 30, 2022		June 30, 2023	December 31, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	17,300	17,500	23,800	15,500	3,800	5,200
Pueblo Viejo	6,800	7,400	8,600	7,100	6,800	7,900
Andacollo	3,700	4,000	9,900	6,300	1,800	3,800
Other	11,200	11,600	10,400	11,300	4,700	4,100
Total	39,000	40,500	52,700	40,200	17,100	21,000

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2023		June 30, 2022		June 30, 2023	December 31, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Khoemacau	398,700	373,000	247,000	221,800	155,100	105,900
Pueblo Viejo	150,700	362,200	307,000	274,500	150,700	337,800
Other	70,600	65,700	55,200	53,700	25,500	17,500
Total	620,000	800,900	609,200	550,000	331,300	461,200

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2023		June 30, 2022		June 30, 2023	December 31, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.5	1.7	4.0	4.0	0.8	0.9

	Six Months Ended		Six Months Ended
	June 30, 2023		June 30, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	31,200	32,700	33,800	29,400
Pueblo Viejo	14,200	15,300	15,700	15,600
Andacollo	9,000	11,000	16,000	14,700
Other	24,200	23,500	21,500	22,000
Total	78,600	82,500	87,000	81,700

	Six Months Ended		Six Months Ended
	June 30, 2023		June 30, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Khoemacau	826,200	777,000	362,100	221,800
Pueblo Viejo	513,000	700,100	581,600	590,500
Other	140,000	131,900	106,300	226,900
Total	1,479,200	1,609,000	1,050,000	1,039,200

	Six Months Ended		Six Months Ended
	June 30, 2023		June 30, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	6.0	6.2	6.7	7.6

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	June 30, 2023	December 31, 2022
ASSETS
Cash and equivalents	$106,157	$118,586
Royalty receivables	36,458	49,405
Income tax receivable	9,602	3,066
Stream inventory	10,657	12,656
Prepaid expenses and other	2,375	2,120
Total current assets	165,249	185,833
Stream and royalty interests, net	3,155,561	3,237,402
Other assets	118,899	111,287
Total assets	$3,439,709	$3,534,522
LIABILITIES
Accounts payable	$8,552	$6,686
Dividends payable	24,646	24,627
Income tax payable	15,603	16,065
Other current liabilities	14,267	16,209
Total current liabilities	63,068	63,587
Debt	395,529	571,572
Deferred tax liabilities	136,136	138,156
Other liabilities	9,083	7,738
Total liabilities	603,816	781,053
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,609,736 and 65,592,597 shares outstanding, respectively	656	656
Additional paid-in capital	2,217,559	2,213,123
Accumulated earnings	605,347	527,314
Total Royal Gold stockholders’ equity	2,823,562	2,741,093
Non-controlling interests	12,331	12,376
Total equity	2,835,893	2,753,469
Total liabilities and equity	$3,439,709	$3,534,522

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue	$144,042	$146,441	$314,434	$308,796
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	23,367	23,810	48,387	46,450
General and administrative	9,093	9,312	20,093	18,243
Production taxes	1,274	1,425	3,263	3,646
Depreciation, depletion and amortization	38,412	43,989	84,741	91,976
Total costs and expenses	72,146	78,536	156,484	160,315
Operating income	71,896	67,905	157,950	148,481
Fair value changes in equity securities	(509)	(2,191)	291	(1,577)
Interest and other income	2,650	1,118	4,912	2,093
Interest and other expense	(8,408)	(1,398)	(17,582)	(2,296)
Income before income taxes	65,629	65,434	145,571	146,701
Income tax (expense) benefit	(2,029)	5,911	(17,900)	(9,393)
Net income and comprehensive income	63,600	71,345	127,671	137,308
Net income and comprehensive income attributable to non-controlling interests	(151)	(205)	(347)	(492)
Net income and comprehensive income attributable to Royal Gold common stockholders	$63,449	$71,140	$127,324	$136,816
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.97	$1.08	$1.94	$2.08
Basic weighted average shares outstanding	65,605,391	65,569,190	65,600,213	65,567,621
Diluted earnings per share	$0.97	$1.08	$1.93	$2.08
Diluted weighted average shares outstanding	65,762,903	65,678,320	65,736,028	65,661,653
Cash dividends declared per common share	$0.375	$0.350	$0.750	$0.700

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income and comprehensive income	$63,600	$71,345	$127,671	$137,308
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,413	43,988	84,741	91,976
Non-cash employee stock compensation expense	1,943	2,418	4,579	4,542
Fair value changes in equity securities	509	2,191	(291)	1,577
Deferred tax benefit	(8,231)	(28,802)	(7,139)	(28,114)
Other	231	246	445	491
Changes in assets and liabilities:
Royalty receivables	10,477	16,651	12,948	17,220
Stream inventory	942	(4,682)	1,998	(1,564)
Income tax receivable	(7,878)	(3,315)	(6,536)	(2,797)
Prepaid expenses and other assets	(1,727)	5,950	(2,641)	(1,359)
Accounts payable	700	800	1,866	592
Income tax payable	7,378	15,886	(462)	4,976
Other liabilities	1,570	(2,480)	(597)	(3,519)
Net cash provided by operating activities	$107,927	$120,196	$216,582	$221,329
Cash flows from investing activities:
Acquisition of stream and royalty interests	(2,670)	(41)	(2,670)	(37,841)
Sale of equity securities	107	—	107	—
Other	(61)	(25)	(258)	(36)
Net cash used in investing activities	$(2,624)	$(66)	$(2,821)	$(37,877)
Cash flows from financing activities:
Repayment of debt	(100,000)	—	(175,000)	—
Debt issuance costs	(1,533)	—	(1,533)	—
Net payments from issuance of common stock	650	(33)	253	108
Common stock dividends	(24,642)	(22,975)	(49,271)	(45,953)
Other	(437)	(212)	(639)	(541)
Net cash used in financing activities	$(125,962)	$(23,220)	$(226,190)	$(46,386)
Net (decrease) increase in cash and equivalents	(20,659)	96,910	(12,429)	137,066
Cash and equivalents at beginning of period	126,816	183,707	118,586	143,551
Cash and equivalents at end of period	$106,157	$280,617	$106,157	$280,617

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, Adjusted EBITDA margin, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(amounts in thousands)	2023	2022	2023	2022
Net income and comprehensive income	$63,600	$71,345	$127,671	$137,308
Depreciation, depletion and amortization	38,412	43,989	84,741	91,976
Non-cash employee stock compensation	1,943	2,418	4,579	4,542
Fair value changes in equity securities	509	2,191	(291)	1,577
Other non-recurring adjustments	2,440	—	2,440	—
Interest and other, net	5,758	280	12,670	203
Income tax expense (benefit)	2,029	(5,911)	17,900	9,393
Non-controlling interests in operating income of consolidated subsidiaries	(151)	(205)	(347)	(492)
Adjusted EBITDA	$114,540	$114,107	$249,363	$244,507
Net income margin	44%	49%	41%	44%
Adjusted EBITDA margin	80%	78%	79%	79%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2023	2023	2022	2022
Net income and comprehensive income	$63,600	$64,071	$56,700	$45,933
Depreciation, depletion and amortization	38,412	46,328	49,196	37,761
Non-cash employee stock compensation	1,943	2,636	1,779	2,090
Impairment of royalty interests	—	—	4,287	—
Fair value changes in equity securities	509	(799)	282	(356)
Other non-recurring adjustments	2,440	—	—	—
Interest and other, net	5,758	6,912	3,893	5,243
Income tax expense (benefit)	2,029	15,871	12,579	10,954
Non-controlling interests in operating income of consolidated subsidiaries	(151)	(196)	(327)	(141)
Adjusted EBITDA	$114,540	$134,823	$128,389	$101,484
Net income margin	44%	38%	35%	35%
Adjusted EBITDA margin	80%	79%	79%	77%

TTM adjusted EBITDA	$479,236

Debt	$395,529
Debt issuance costs	4,471
Cash and equivalents	(106,157)
Net debt	$293,843

TTM adjusted EBITDA	$479,236
Net debt to TTM adjusted EBITDA	0.61x

Cash G&A:

	Three Months Ended
	June 30,
(amounts in thousands)	2023	2022
General and administrative expense	$9,093	$9,312
Non-cash employee stock compensation	(1,943)	(2,418)
Cash G&A	$7,150	$6,894

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2023	2023	2022	2022
General and administrative expense	$9,093	$11,000	$8,815	$7,554
Non-cash employee stock compensation	(1,943)	(2,636)	(1,779)	(2,090)
Cash G&A	$7,150	$8,364	$7,036	$5,464

TTM cash G&A	$28,014

Adjusted net income and adjusted net income per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(amounts in thousands, except per share data)	2023	2022	2023	2022
Net income and comprehensive income attributable to Royal Gold common stockholders	$63,449	$71,140	$127,324	$136,816
Fair value changes in equity securities	509	2,191	(291)	1,577
Discrete tax benefits	(8,462)	(18,755)	(8,462)	(18,755)
Other non-recurring adjustments	2,440	—	2,440	—
Tax effect of adjustments	(781)	(581)	(569)	(418)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	57,155	53,995	$120,442	$119,220

Net income attributable to Royal Gold common stockholders per diluted share	$0.97	$1.08	1.94	2.08
Fair value changes in equity securities	0.01	0.03	—	0.02
Discrete tax benefits	(0.13)	(0.29)	(0.13)	(0.29)
Other non-recurring adjustments	0.04	—	0.04	—
Tax effect of adjustments	(0.01)	(0.01)	(0.01)	(0.01)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.88	$0.81	$1.84	$1.80

Free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(amounts in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$107,927	$120,196	$216,582	$221,329
Acquisition of stream and royalty interests	(2,670)	(41)	(2,670)	(37,841)
Free cash flow	$105,257	$120,155	$213,912	$183,488

Net cash used in investing activities	$(2,624)	$(66)	$(2,821)	$(37,877)
Net cash used in financing activities	$(125,962)	$(23,220)	$(226,190)	$(46,386)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.